Supplemental Information -- Annex I



                                Sprint FON Group
                         Combined Financial Information














The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the FON Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.


COMBINED STATEMENTS OF OPERATIONS (Unaudited)                                                      Sprint FON Group
(millions)                                                                        (an integrated business of Sprint
                                                                                                       Corporation)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Quarters Ended March 31,                                                                 2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Operating Revenues                                                            $      4,358     $       4,404
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Expenses
   Costs of services and products                                                        2,105             1,948
   Selling, general and administrative                                                   1,135             1,153
   Depreciation                                                                            580               528
   Amortization                                                                              6                17
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

   Total operating expenses                                                              3,826             3,646
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Income                                                                           532               758

Interest expense                                                                           (27)              (39)
Other income, net                                                                            5                 7
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Income from continuing operations before
   income taxes                                                                            510               726

Income tax expense                                                                        (194)             (281)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Income from Continuing Operations                                                          316               445
Discontinued operation, net                                                                  -               675
Extraordinary items, net                                                                    (1)                -
Cumulative effect of change in
   accounting principle, net                                                                 -                (2)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Income                                                                        $        315     $       1,118
                                                                                  -- ------------- --- -------------



























                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)                                           Sprint FON Group
                                                                                 (an integrated business of Sprint
                                                                                                      Corporation)
(millions)
--------------------------------------------- ----------------- -------- ----------------- ------------------------
Quarters Ended March 31,                                                       2001                 2000
--------------------------------------------- ----------------- -------- ----------------- ------------------------

Net Income                                                               $       315       $     1,118
--------------------------------------------- --- ------------- -- ----- -- -------------- -- ---------------------

Other Comprehensive Income (Loss)

Unrealized holding losses on securities                                           (1)               (3)
Income tax benefit                                                                 -                 1
--------------------------------------------- --- ------------- -- ----- -- -------------- -- ---------------------
Net unrealized holding losses on securities
   during the period                                                              (1)               (2)
Reclassification adjustment for gains
   included in net income                                                          -               (32)
--------------------------------------------- --- ------------- -- ----- -- -------------- -- ---------------------
Total net unrealized holding losses on
   securities                                                                     (1)              (34)
Net unrealized losses on qualifying
   cash flow hedges                                                               (6)                -
Cumulative effect of change in
   accounting principle, net                                                      (9)                -
Foreign currency translation adjustment, net                                      (4)                -
--------------------------------------------- --- ------------- -- ----- -- -------------- -- ---------------------

Total other comprehensive loss                                                   (20)              (34)
--------------------------------------------- --- ------------- -- ----- -- -------------- -- ---------------------

Comprehensive Income                                                     $       295       $     1,084
                                                                         -- -------------- -- ---------------------
































                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED BALANCE SHEETS                                                                                      Sprint FON Group
(millions)                                                                     (an integrated business of Sprint Corporation)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         March 31,         December 31,
                                                                                            2001               2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        (Unaudited)
Assets
     Current assets
       Cash and equivalents                                                            $         60      $        122
       Accounts receivable, net of allowance for doubtful accounts
          of $258 and $293                                                                    3,059             3,126
       Inventories                                                                              429               434
       Prepaid expenses                                                                         315               276
       Receivables from the PCS Group                                                           324               361
       Other                                                                                    167               193
-----------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                                   4,354             4,512

     Property, plant and equipment
       Global markets division                                                               13,143            12,512
       Local division                                                                        17,136            16,835
       Other                                                                                  1,758             1,651
-----------------------------------------------------------------------------------------------------------------------------
       Total property, plant and equipment                                                   32,037            30,998
       Accumulated depreciation                                                             (15,677)          (15,165)
-----------------------------------------------------------------------------------------------------------------------------
       Net property, plant and equipment                                                     16,360            15,833

     Investments in and advances to affiliates                                                  674               842

     Intangible assets
        Goodwill                                                                                878               877
        Other                                                                                   385               384
-----------------------------------------------------------------------------------------------------------------------------
        Total intangible assets                                                               1,263             1,261
        Accumulated amortization                                                                (63)              (57)
-----------------------------------------------------------------------------------------------------------------------------
        Net intangible assets                                                                 1,200             1,204
     Other assets                                                                             1,441             1,258
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                              $     24,029      $     23,649
                                                                                      ---------------------------------------

Liabilities and Combined Attributed Net Assets
     Current liabilities
       Short-term borrowings including current maturities of long-term debt             $      1,113     $      1,026
       Accounts payable                                                                        1,066            1,598
       Accrued interconnection costs                                                             590              547
       Accrued taxes                                                                             369              264
       Advance billings                                                                          428              462
       Payroll and employee benefits                                                             359              377
       Other                                                                                     708              730
-----------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                               4,633            5,004

     Long-term debt and capital lease obligations                                              4,013            3,482

     Deferred credits and other liabilities
       Deferred income taxes and investment tax credits                                        1,310            1,276
       Postretirement and other benefit obligations                                            1,082            1,077
       Other                                                                                     452              457
-----------------------------------------------------------------------------------------------------------------------------
       Total deferred credits and other liabilities                                            2,844            2,810

     Redeemable preferred stock                                                                   10               10

     Combined attributed net assets                                                           12,529           12,343
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                               $     24,029     $     23,649
                                                                                      ---------------------------------------





                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF CASH FLOWS (Unaudited)                                                         Sprint FON Group
(millions)                                                              (an integrated business of Sprint Corporation)
------------------------------------------------------------------ ----------------- ----------------- ----------------
Quarters Ended March 31,                                                                   2001             2000
------------------------------------------------------------------ ----------------- ----------------- ----------------

Operating Activities

Net income                                                                            $      315       $    1,118
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Discontinued operation, net                                                               -             (675)
     Equity in net losses of affiliates                                                       25               25
     Depreciation and amortization                                                           586              545
     Deferred income taxes and investment tax credits                                         69              238
     Changes in assets and liabilities:
       Accounts receivable, net                                                               67              (31)
       Inventories and other current assets                                                  (32)             (22)
       Accounts payable and other current liabilities                                       (409)             (49)
       Receivables from the PCS Group                                                         42              (88)
       Noncurrent assets and liabilities, net                                                (42)               5
     Other, net                                                                               (5)             (43)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Net cash provided by operating activities                                                    616            1,023
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------



Investing Activities

Capital expenditures                                                                      (1,119)            (758)
Investments in and loans to affiliates, net                                                  (46)            (130)
Advances to the PCS Group                                                                      -             (928)
Other, net                                                                                    12                -
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash used by continuing operations                                                    (1,153)          (1,816)
Proceeds from sale of investment in Global One                                                 -            1,403
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Net cash used by investing activities                                                     (1,153)            (413)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------



Financing Activities

Proceeds from debt                                                                           667                -
Payments on debt                                                                             (61)            (381)
Dividends paid                                                                              (105)            (105)
Proceeds from common stock issued                                                              3               36
Other, net                                                                                   (29)             (69)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Net cash provided (used) by financing activities                                             475             (519)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Increase (Decrease) in Cash and Equivalents                                                  (62)              91
Cash and Equivalents at Beginning of Period                                                  122              104
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Cash and Equivalents at End of Period                                                 $       60       $      195
                                                                                     --- ------------- -- -------------










                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).

CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS                Sprint FON Group
(Unaudited)                                           (an integrated business of
                                                             Sprint Corporation)

The information in this supplement has been prepared according to Securities and Exchange Commission (SEC) rules and regulations. In our opinion, the combined interim financial statements reflect all adjustments, consisting only of normal recurring accruals, needed to fairly present the FON Group's combined financial position, results of operations, cash flows and comprehensive income. This combined financial information is provided as additional disclosure to investors regarding the operations of the FON Group.

Certain information and footnote disclosures normally included in combined financial statements prepared according to accounting principles generally accepted in the United States have been condensed or omitted. As a result, you should read these financial statements along with Sprint Corporation's 2000 Form 10-K/A. Operating results for the 2001 year-to-date period do not necessarily represent the results that may be expected for the year ending December 31, 2001.

--------------------------------------------------------------------------------
1. Basis of Combination and Presentation
--------------------------------------------------------------------------------

FON common stock and PCS common stock are intended to reflect the performance of the FON and PCS groups. However, they are classes of common stock of Sprint, not of the group they are intended to track. Accordingly, the PCS stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON stock is intended to reflect the financial results and economic value of the global markets division, the local division, and the product distribution and directory publishing businesses.

The combined FON Group financial statements, together with the combined PCS Group financial statements, include all the accounts in Sprint's consolidated financial statements prior to inter-group eliminations. The combined financial statements for each group are prepared in accordance with accounting principles generally accepted in the United States.

Investments in entities in which the FON Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 2).

Transactions between the PCS Group and the FON Group have not been eliminated in the combined financial statements of either group.

The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the FON Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.

Investors in FON stock are shareholders of Sprint and are subject to the risks related to an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. The assets and liabilities allocated by Sprint's Board to the FON Group remain assets and liabilities of Sprint Corporation and are therefore subject to the claims of Sprint's creditors generally. In the event of the liquidation or winding up of Sprint Corporation, assets of Sprint remaining for distribution to Sprint's common shareholders will be distributed to holders of FON stock based on the liquidation value of such shares as provided in Sprint's articles of incorporation, which may differ from the Board's allocation of assets and liabilities among the groups. The Board of Directors of Sprint may, subject to the restrictions in Sprint's articles of incorporation, change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

The FON Group combined financial statements are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or group equity as previously reported.

Allocation of Shared Services

Sprint directly assigns, where possible, certain general and administrative costs to the FON Group and the PCS Group based on their actual use of those services. Where direct assignment of costs is not possible, or practical, Sprint uses other indirect methods, including time studies, to estimate the assignment of costs to each group. Cost allocation methods other than time studies include factors (general, marketing or headcount) derived from the operating unit's relative share of the predefined category referenced (e.g. headcount). Sprint believes that the costs allocated are comparable to the costs that would be incurred if the groups would have been operating on a stand-alone basis. The allocation of shared services may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Federal and State Income Taxes

Sprint files a consolidated federal income tax return and certain state income tax returns which include FON Group and PCS Group results. In connection with the PCS Restructuring, Sprint adopted a tax sharing agreement which provides for the allocation of income taxes between the two groups. The FON Group's income taxes are calculated as if it files returns which exclude the PCS Group. The PCS Group's income taxes reflect the PCS Group's incremental cumulative impact on Sprint's consolidated income taxes. Intergroup tax payments are satisfied on the date Sprint's related tax payment is due to or the refund is received from the applicable tax authority.

The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's board of directors will adopt a tax sharing arrangement that will be designed to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

Allocation of Group Financing

Financing activities for the groups are managed by Sprint on a centralized basis. Debt incurred by Sprint on behalf of the groups is specifically allocated to and reflected in the financial statements of the applicable group. Interest expense is allocated to the PCS Group based on an interest rate that is substantially equal to the rate it would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. That interest rate is higher than the rate Sprint obtains on borrowings. The difference between Sprint's actual interest rate and the rate charged to the PCS Group is reflected as a reduction in the FON Group's interest expense.

Under Sprint's centralized cash management program, one group may advance funds to the other group. These advances are accounted for as short-term borrowings between the groups and bear interest at a market rate that is substantially equal to the rate that group would be able to obtain from third parties on a short-term basis.

The allocation of group financing activities may change at the discretion of Sprint and does not require shareholder approval.

--------------------------------------------------------------------------------
2. Investments
--------------------------------------------------------------------------------

At the end of March 2001, investments accounted for using the equity method consisted primarily of the FON Group's investments in Intelig, a long distance provider in Brazil, and other strategic investments. In the 2000 first quarter, investments accounted for using the equity method also included the FON Group's investments in EarthLink, Inc., an Internet service provider, and Call-Net, a long distance operation in Canada. Combined, unaudited, summarized financial information (100% basis) of entities accounted for using the equity method was as follows:

                                   Quarters Ended
                                     March 31,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Results of operations:
   Net operating revenues     $    193    $     481
                              -------------------------
   Operating loss             $   (108)   $     (60)
                              -------------------------
   Net loss                   $   (111)   $    (137)
                              -------------------------

Equity in net losses of       $   (11)    $    (25)
affiliates
                              -------------------------

--------------------------------------------------------------------------------
3. Income Taxes
--------------------------------------------------------------------------------

The differences that caused the FON Group's effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

                                   Quarters Ended
                                     March 31,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Income tax expense at the
   federal statutory rate     $   178     $    254
Effect of:
   State income taxes, net
     of federal income tax         15           19
     effect
   Equity in losses of
     foreign joint ventures         -           10
   Goodwill amortization            3            2
   Other, net                      (2)          (4)
-------------------------------------------------------

Income tax expense            $   194     $    281
                              -------------------------

Effective income tax rate         38.0%        38.7%
                              -------------------------


--------------------------------------------------------------------------------
4.  Cumulative Effect of Change in Accounting Principle
--------------------------------------------------------------------------------

Accounting Standard

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated based on the exposures hedged. Changes in fair value of derivatives designated as fair value hedges are recognized in earnings along with fair value changes of the hedged item. Changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Changes in fair value of derivative instruments that do not qualify for hedge relationship designation are recognized in earnings.

Risk Management Policies

Sprint selectively enters into interest rate swap and cap agreements to manage its exposure to interest rate changes on its debt. Sprint also enters into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Sprint's derivative transactions are used principally for hedging purposes and comply with Board-approved policies.

Sprint enters into interest rate swap agreements to minimize exposure to interest rate movements and achieve an optimal mixture of floating and fixed rate debt while minimizing liquidity risk. The interest rate swap agreements designated as fair value hedges effectively convert Sprint's fixed rate debt to a floating rate by receiving fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount.

Sprint enters into interest rate swap agreements designated as cash flow hedges to reduce the impact of interest rate movements on future interest expense by effectively converting a portion of its floating rate debt to a fixed rate.

In certain business transactions, Sprint is granted warrants to purchase the securities of other companies at fixed rates. These warrants are supplemental to the terms of the business transactions and are not designated as hedging instruments.

Sprint's foreign exchange risk management program focuses on reducing transaction exposure to optimize consolidated cash flow. Sprint's primary transaction exposure results from net payments made to overseas telecommunications companies for completing international calls made by Sprint's domestic customers. Forward contracts, which function as natural hedges, are used to offset the impact of foreign currency fluctuations in these payments.

Adoption of the Accounting Standard

The derivative instruments held by the FON Group at the adoption of SFAS No. 133 are interest rate swaps and stock warrants. The interest rate swaps meet all the required criteria of SFAS No. 133 for the assumption of perfect effectiveness resulting in no recognition of changes in their fair values in earnings upon adoption or during the life of the swaps. The stock warrants are not designated as hedging instruments and changes in the fair values of these derivative instruments are recognized in earnings during the period of change. Forward contracts held during the period are not designated as hedges and accordingly, not affected by the adoption of SFAS No. 133.

The adoption of SFAS No. 133 on January 1, 2001 resulted in a cumulative reduction in other comprehensive income of $9 million. The total fair value of the stock warrants held by the FON Group on the date of adoption was not material requiring no transition adjustment to earnings. The reduction in other comprehensive income results from a decrease in fair value of cash flow hedges resulting from interest rate fluctuations. The decrease is recorded in net unrealized losses on qualifying cash flow hedges on the combined statements of comprehensive income. The net derivative losses included in other comprehensive income as of January 1, 2001 are not expected to be reclassified into earnings within the next 12-month period because the FON Group intends to hold the qualifying cash flow hedges until maturity in 2002.

The FON Group recorded a net derivative gain in earnings of $0.2 million (net of tax of $0.1 million) for the 2001 first quarter due to changes in the fair value of the stock warrants that are not designated as hedging instruments. The net derivative gain is included in other income, net on the combined statements of operations. The FON Group recorded a $6 million reduction in other comprehensive income in the 2001 first quarter resulting from losses on cash flow hedges.

--------------------------------------------------------------------------------
5. Debt and Capital Lease Obligations
--------------------------------------------------------------------------------

Sprint reclassifies short-term borrowings to long-term debt because of Sprint's intent and ability to refinance these borrowings on a long-term basis. The amount reclassified is limited to the long-term portion of Sprint's unused credit facilities. At the end of March 2001, short-term borrowings exceeded the long-term portion of those unused credit facilities. Accordingly, $88 million of commercial paper borrowings allocated to the FON Group remained in current liabilities.

In February 2001, Sprint repaid, prior to scheduled maturities, $18 million of first mortgage bonds. These bonds had an interest rate of 9.9%. This resulted in a $1 million after-tax extraordinary loss for the FON Group.

--------------------------------------------------------------------------------
6. Combined Attributed Net Assets
--------------------------------------------------------------------------------

                                        Quarter Ended
                                          March 31,
                                             2001
-------------------------------------------------------
                                          (millions)
Beginning balance                    $      12,343
Net income                                     315
Dividends                                     (109)
Common stock issued                             21
Tax benefit of stock
   compensation                                  4
Other comprehensive loss                       (20)
Other, net                                     (25)
-------------------------------------------------------

Ending balance                       $      12,529
                                     ------------------


--------------------------------------------------------------------------------
7. Litigation, Claims and Assessments
--------------------------------------------------------------------------------

FON shareholders are subject to all of the risks related to an investment in Sprint and the FON Group, including the effects of any legal proceedings and claims against the PCS Group.

In December 2000, Amalgamated Bank, an institutional shareholder, filed a derivative action purportedly on behalf of Sprint against certain of its current and former officers and directors in the Jackson County, Missouri, Circuit Court. The complaint alleges that the individual defendants breached their fiduciary duties to Sprint and were unjustly enriched by making undisclosed amendments to Sprint's stock option plans, by failing to disclose certain information concerning regulatory approval of the proposed merger of Sprint and WorldCom, and by overstating Sprint's earnings for the first quarter of 2000. The plaintiff seeks damages, to be paid to Sprint, in an unspecified amount. Two additional, substantially identical, derivative actions by other shareholders have been filed.

Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not be material to the FON Group's combined financial statements.

--------------------------------------------------------------------------------
8. Segment Information
--------------------------------------------------------------------------------

The FON Group operates in three business segments: the global markets division, the local division and the product distribution and directory publishing businesses.

Sprint generally accounts for transactions between segments based on fully distributed costs, which Sprint believes approximates fair value.

Beginning in the 2000 fourth quarter, Sprint changed its segment reporting to align financial reporting with changes in how Sprint manages operations and assesses its performance. Using several factors, Sprint combined its long distance operation, Sprint ION, broadband fixed wireless services and certain other ventures into one division, global markets. The global markets division now includes four major revenue streams: voice, data, Internet, and other. Additionally, Sprint shifted the recognition of consumer long distance revenues and expenses associated with customers in its local franchise territories from the global markets division to the local division. The product distribution and directory publishing businesses is managed based on products and services provided to the market. As a result, all previously reported financial information relating to these segments has been restated to reflect the current composition of each segment.


Segment financial information was as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                         Product
                                             Global                    Distribution    Corporate         Sprint
Quarters Ended                              Markets         Local           &             and              FON
March 31,                                   Division      Division      Directory    Eliminations(1)      Group
                                                                       Publishing
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Net operating revenues                  $   2,567      $    1,553    $     494     $    (256)      $     4,358
Affiliated revenues                           130              56          188          (256)              118
Operating income (loss)                        25             438           78            (9)              532

2000
Net operating revenues                  $   2,627      $    1,529    $     461     $    (213)      $     4,404
Affiliated revenues                            95              49          160          (213)               91
Operating income (loss)                       265             433           67            (7)              758
--------------------------------------------------------------------------------------------------------------------


(1) Significant intercompany eliminations consist of local access charged to the global markets division, equipment purchases from the product distribution business and interexchange services provided to the local division.


Net operating revenues by product and services were as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                         Product
                                             Global                    Distribution                      Sprint
Quarters Ended                              Markets         Local           &                              FON
March 31,                                   Division      Division      Directory    Eliminations(1)      Group
                                                                       Publishing
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Voice                                   $   1,736      $        -    $       -     $     (27)      $     1,709
Data                                          502               -            -             -               502
Internet                                      249               -            -             -               249
Local service                                   -             732            -             -               732
Network access                                  -             505            -           (41)              464
Long distance                                   -             186            -             -               186
Product distribution                            -               -          359          (185)              174
Directory publishing                                                       135             -               135
Other                                          80             130            -            (3)              207
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   2,567      $    1,553    $     494     $    (256)      $     4,358
                                        ----------------------------------------------------------------------------


2000
Voice                                   $   1,780      $        -    $       -     $     (26)      $     1,754
Data                                          474               -            -             -               474
Internet                                      218               -            -             -               218
Local service                                   -             696            -             -               696
Network access                                  -             511            -           (29)              482
Long distance                                   -             171            -             -               171
Product distribution                            -               -          355          (158)              197
Directory publishing                            -               -          106             -               106
Other                                         155             151            -             -               306
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   2,627      $    1,529    $     461     $    (213)      $     4,404
                                        ----------------------------------------------------------------------------


(1) Significant intercompany eliminations consist of local access charged to the global markets division, equipment purchases from the product distribution business and interexchange services provided to the local division.

--------------------------------------------------------------------------------
9. Supplemental Cash Flows Information
--------------------------------------------------------------------------------

The FON Group's cash paid for interest and income taxes was as follows:

                                   Quarters Ended
                                     March 31,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Interest (net of capitalized
   interest)                  $      18   $      27
                              -------------------------
Income taxes                  $      27   $    (149)
                              -------------------------



The FON Group's noncash activities included the following:

                                   Quarters Ended
                                     March 31,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Common stock issued under
   employee stock benefit
   plans                      $      18   $      32
                              -------------------------
Tax benefit from stock
   compensation               $       4   $      51
                              -------------------------
                              -------------------------
Stock received for stock
   options exercised          $       -   $      13
                              -------------------------
                              -------------------------
Debt redeemed with
   investments in equity
   securities                 $       -   $     275
                              -------------------------

--------------------------------------------------------------------------------
10. Discontinued Operation
--------------------------------------------------------------------------------

In the 2000 first quarter, Sprint sold its interest in Global One to France Telecom (FT) and Deutsche Telekom AG (DT). Sprint received $1.1 billion in cash and was repaid $276 million for advances for its entire stake in Global One. As a result of Sprint's sale of its interest in Global One, the FON Group's gain on the sale has been reported as a discontinued operation.

The FON Group recorded an after-tax gain related to the sale of Sprint's interest in Global One of $675 million in the first quarter of 2000.

--------------------------------------------------------------------------------
11. Merger Termination
--------------------------------------------------------------------------------

On July 13, 2000, Sprint and WorldCom, Inc. announced that the boards of directors of both companies terminated their merger agreement, previously announced in October 1999, as a result of regulatory opposition to the merger.

--------------------------------------------------------------------------------
12. Recently Issued Accounting Pronouncements
--------------------------------------------------------------------------------

In September 2000, the Financial Accounting Standards Board issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and provides consistent standards for distinguishing transfers from sales and secured borrowings. This statement is effective for transactions occurring after March 31, 2001 and is not expected to have a material impact on the FON Group's combined financial statements.

--------------------------------------------------------------------------------
13. Subsequent Events
--------------------------------------------------------------------------------

At the Annual Meeting of Shareholders of Sprint held on April 17, 2001, the shareholders approved an amendment to Sprint's Articles of Incorporation to

o increase the authorized shares of Series 1 PCS Common Stock from 1.25 billion shares to 3 billion shares,

o increase the authorized shares of Series 2 PCS Common Stock from 500 million shares to 1 billion shares, and

o increase the total number of shares of authorized capital stock from 6.77 billion shares to 9.02 billion shares.

In April 2001, Sprint's Board of Directors declared a dividend of 12.5 cents per share on the Sprint FON common stock and an equivalent dividend (12.5 cents per underlying share of Sprint FON common stock) on the Class A common stock. Dividends will be paid June 29, 2001.

In February 2001, Sprint filed a registration statement with the SEC for a secondary offering of 174.8 million shares of FON stock (including 22.8 million shares to cover over-allotments) owned by FT and DT, including the FON stock underlying the Class A common stock. Sprint expects this offering to be completed during the 2001 second quarter with FT and DT receiving the related proceeds.

MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION                  Sprint FON Group
AND RESULTS OF OPERATIONS                             (an integrated business of
                                                             Sprint Corporation)

--------------------------------------------------------------------------------
Forward-looking Information
--------------------------------------------------------------------------------

Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

     o the effects of vigorous competition in the markets in which Sprint operates;

     o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;

     o the ability of the PCS Group to continue to grow a significant market presence;

     o    the    effects   of   mergers    and    consolidations    within   the
          telecommunications industry;

     o    the uncertainties related to Sprint's strategic investments;

     o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;

     o    unexpected results of litigation filed against Sprint;

     o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and

     o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found throughout MD&A. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this report or unforeseen events.

--------------------------------------------------------------------------------
Sprint FON Group
--------------------------------------------------------------------------------

Operating Segments

Sprint's business is divided into four lines of business: the global markets division, the local division, the product distribution and directory publishing businesses, and the PCS wireless telephony products and services business. The FON Group includes the global markets division, the local division and the product distribution and directory publishing businesses, and the PCS Group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division and the product distribution and directory publishing businesses.

During 2000, Sprint changed the segments comprising the FON Group to align financial reporting with changes in how Sprint manages the FON Group's operations and assesses its performance. The FON Group operates in three business segments: the global markets division, the local division and the product distribution and directory publishing businesses.

Board Discretion Regarding Tracking Stocks

Sprint's Board has the discretion to, among other things, make operating and financial decisions that could favor one group over the other and, subject to the restrictions in Sprint's articles of incorporation, to change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Under the applicable corporate law, Sprint's Board owes its fiduciary duties to all of Sprint's shareholders and there is no board of directors that owes separate duties to the holders of either the FON common stock or the PCS common stock. The Tracking Stock Policies provide that the Board, in resolving material matters in which the holders of FON common stock and PCS common stock have potentially divergent interests, will act in the best interests of Sprint and all of its common shareholders after giving fair consideration to the potentially divergent interests of the holders of the separate classes of Sprint common stock. These policies may be changed by the Board without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

Global Markets Division

The global markets division provides a broad suite of communications services targeted to domestic business and residential customers, multinational corporations and other communications companies. These services include domestic and international voice; Internet; data communications such as frame relay access and transport, web hosting, virtual private networks, and managed security services; and broadband services.

Sprint is deploying integrated communications services, referred to as Sprint ION(R). Sprint ION extends Sprint's existing network capabilities to the customer and enables Sprint to provide the network infrastructure to meet customers' demands for advanced services including integrated voice, data,
Internet and video. It is also expected to be the foundation for Sprint to provide advanced services in the competitive local service market. Sprint uses various advanced services last-mile technologies, including dedicated access and Digital Subscriber Line (xDSL), and expects to use Multipoint Multichannel Distribution Services (MMDS). Digital Subscriber Line technology enables high-speed transmission of data over existing copper telephone lines between the customer and the service provider, and MMDS is a fixed wireless network that distributes signals through microwave from a single transmission point to multiple receiving points.


The global markets division also includes the operating results of the cable TV service operations of the broadband fixed wireless companies. During 2000, Sprint converted several markets served by MMDS capabilities from cable TV services to high-speed data services. Global markets operating results reflect the development costs and the operating revenues and expenses of these broadband fixed wireless services. Sprint intends to provide broadband data and voice services to additional markets served by these capabilities.

Included  in  the  global  markets   division  are  the  costs  of  establishing
international operations beginning in 2000.

Local Division

The local division consists mainly of regulated local phone companies serving more than 8.3 million access lines in 18 states. It provides local phone services, access by phone customers and other carriers to its local network, consumer long distance services to customers within its franchise territories, sales of telecommunications equipment, and other long distance services within certain regional calling areas, or LATAs.

Product Distribution and Directory Publishing Businesses

The product distribution business provides wholesale distribution services of telecommunications products. The directory publishing business publishes and markets white and yellow page phone directories.

--------------------------------------------------------------------------------
Results of Operations
--------------------------------------------------------------------------------

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                           March 31,                            Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $     4,358      $     4,404       $       (46)          (1.0)%
Operating expenses                                   3,826            3,646               180            4.9%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income                               $       532      $       758       $      (226)         (29.8)%
                                               -- ------------- -- -------------- -- -------------

Income from continuing operations              $       316      $       445       $      (129)         (29.0)%
                                               -- ------------- -- -------------- -- -------------


In the 2001 first quarter, income from continuing operations includes net nonrecurring gains of $9 million from investment activities. In the 2000 first quarter, income from continuing operations includes net nonrecurring gains of $17 million from investment activities. Excluding nonrecurring items, income from continuing operations was $307 million in the 2001 quarter and $428 million in the 2000 first quarter.

--------------------------------------------------------------------------------
Segmental Results of Operations
--------------------------------------------------------------------------------

Global Markets Division
                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                           March 31,                            Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues
   Voice                                       $     1,736      $     1,780       $       (44)          (2.5)%
   Data                                                502              474                28            5.9%
   Internet                                            249              218                31           14.2%
   Other                                                80              155               (75)         (48.4)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total net operating revenues                         2,567            2,627               (60)          (2.3)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                    1,489            1,322               167           12.6%
   Selling, general and administrative                 751              775               (24)          (3.1)%
   Depreciation and amortization                       302              265                37            14.0%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                             2,542            2,362               180            7.6%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income                               $        25      $       265       $      (240)         (90.6)%
                                               -- ------------- -- -------------- -- -------------

Operating margin                                       1.0%            10.1%
                                               -- ------------- -- --------------

Net Operating Revenues

Net operating revenues decreased 2% in the 2001 first quarter from the same period in 2000 due to a more competitive pricing environment, a change in the mix of products sold and a decline in professional legacy data services, which more than offset minute growth of 21% in the same period. The decrease was partly offset by growth in data and Internet communications services revenues. Revenue and operating income growth will likely continue to be impacted by pricing pressures and increased spending to support the growth of Internet Protocol services.

Voice Revenues

Voice revenues decreased 2% in the 2001 first quarter from the same 2000 period due to a decline in consumer and business voice revenues resulting from a more competitive pricing environment. Consumer voice revenues were impacted by lower calling card usage due to the increased use of wireless phones partly offset by increased prepaid and international services. The decline in business voice revenues mainly reflects decreased inbound and outbound toll-free calls.


Data Revenues

Data revenues reflect sales of current-generation data services including asynchronous transfer mode and frame relay services. These revenues increased 6% in the 2001 first quarter from the same 2000 period due to increased sales as a result of continued demand for data products.

Internet Revenues

Internet revenues increased 14% in the 2001 first quarter from the same 2000 period due to strong growth in dedicated service revenues and moderate growth in dial-up Internet service provider-related revenues. The growth in Internet revenues reflects continued demand and increased use of the Internet.

Other Revenues

Other revenues decreased 48% in the 2001 first quarter from the same 2000 period due to a decline in professional services and legacy data services. The decrease also reflects cable capacity sales in the 2000 first quarter with no corresponding cable capacity sales in the 2001 first quarter.

Costs of Services and Products

Costs of services and products include interconnection costs paid to local phone companies, other domestic service providers and foreign phone companies to complete calls made by the division's domestic customers, costs to operate and maintain the long distance network and the Internet protocol network, costs of equipment and transmission capacity sales, and costs related to the development and deployment of Sprint ION. These costs increased 13% in the 2001 first quarter from the same 2000 period.

Interconnection costs increased 18% in the 2001 first quarter from the same 2000 period due to increased calling volumes.

All other costs of services and products increased 4% in the 2001 first quarter from the same 2000 period due to increased network costs of the long distance operation and the continued expansion of Sprint ION business services nationwide and the continued launch of Sprint ION consumer services in select markets.

Total costs of services and products for global markets were 58.0% of net operating revenues in the 2001 first quarter compared to 50.3% for the same period a year ago.

Selling, General and Administrative Expense

Selling, general and administrative (SG&A) expense decreased 3% in the 2001 first quarter from the same 2000 period due to a reduction in advertising and promotion costs in both the consumer and business markets and a strong emphasis on cost control, partly offset by an increase in bad debt expense and increased marketing and promotions of Internet services. SG&A expense was 29.3% of net operating revenues in the 2001 first quarter compared to 29.5% for the same period a year ago.

Depreciation and Amortization Expense

Depreciation and amortization expense increased 14% in the 2001 first quarter from the same period a year ago due to an increased asset base to enhance network reliability, meet increased demand for voice and data-related services and upgrade capabilities for providing new products and services as well as an increasing asset base for Sprint ION. Depreciation and amortization expense was 11.8% of net operating revenues in the 2001 first quarter compared to 10.1% for the same period a year ago.


Local Division

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                          March 31,                             Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues
   Local service                              $        732      $       696       $        36             5.2%
   Network access                                      505              511                (6)           (1.2)%
   Long distance                                       186              171                15             8.8%
   Other                                               130              151               (21)          (13.9)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total net operating revenues                         1,553            1,529                24             1.6%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                      496              480                16             3.3%
   Selling, general and administrative                 338              337                 1             0.3%
   Depreciation and amortization                       281              279                 2             0.7%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                             1,115            1,096                19             1.7%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $        438      $       433       $         5             1.2%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      28.2%            28.3%
                                              --- ------------- -- --------------

Net Operating Revenues

At the beginning of the 2000 third quarter, Sprint changed its transfer pricing for certain transactions between FON Group entities. The main effect of this change was a reduction in the local division's "Net Operating Revenues - Other Revenues." In addition, Sprint's local division transferred a customer service and telemarketing organization to the PCS Group at the beginning of the 2000 second quarter. For comparative purposes, the following discussion of local division results assumes the transfer pricing change and the transfer of the customer service and telemarketing organization occurred at the beginning of 2000. Adjusting for the transfer pricing change and this transfer, operating margin would have been 28.1% for the 2000 first quarter.

Net operating revenues increased 4% in the 2001 first quarter from the same 2000 period. This increase mainly reflects increased sales of network-based services such as Caller ID and Call Waiting and steady customer access line growth. Sales of network-based services increased due to strong demand for bundled services which combine local service, network-based features and long distance calling. The local division ended the 2001 first quarter with more than 8.3 million switched access lines, a 2.2% increase during the past 12 months. Access line growth was impacted by increased disconnections of non-paying customers and the transition of some business customers from switched access to dedicated services. On a voice-grade equivalent basis, which includes both traditional switched services and high capacity lines, access lines grew 22% during the past 12 months. This growth reflects many business customers switching from individual lines to high capacity dedicated circuits.

Local Service Revenues

Local service revenues, derived from local exchange services, grew 5% in the 2001 first quarter from the same 2000 period because of continued demand for network-based services and steady customer access line growth. Revenue growth also reflects increased sales of data products.

Network Access Revenues

Network access revenues, derived from long distance phone companies using the local network to complete calls, decreased 1% in the 2001 first quarter from the same 2000 period. Strong growth in special access services were more than offset by a 3% decline in minutes of use and FCC-mandated access rate reductions. Access rate reductions took effect in July 2000.


Long Distance Revenues

Long distance revenues are mainly derived from providing consumer long distance services to customers within Sprint's local franchise territories and other long distance services within specified regional calling areas, or LATAs, that are beyond the local calling area. These revenues increased 9% in the 2001 first quarter from the same 2000 period, reflecting the success of bundled services, which include long distance calling.

Other Revenues

Other revenues increased 11% in the 2001 first quarter from the same 2000 period because of an increase in equipment sales.

Costs of Services and Products

Costs of services and products include costs to operate and maintain the local network and costs of equipment sales. These costs increased 6% in the 2001 first quarter compared to the same 2000 period due to increased equipment sales, higher access costs associated with long distance revenues and reciprocal compensation costs for additional terminating traffic from wireless and competitive local exchange carriers. Costs of services and products was 31.9% of net operating revenues in the 2001 first quarter compared to 31.2% for the same period a year ago.

Selling, General and Administrative Expense

SG&A expense increased 2% in the 2001 first quarter compared to the same 2000 period mainly due to an increase in the provision for uncollectible customer accounts. SG&A expense was 21.8% of net operating revenues in the 2001 first quarter compared to 22.1% for the same period a year ago.

Depreciation and Amortization Expense

Depreciation and amortization expense increased 1% in the 2001 first quarter compared to the same 2000 period reflecting increased capital expenditures somewhat offset by an increase to the depreciable lives for certain assets. Depreciation and amortization expense was 18.1% of net operating revenues in the 2001 first quarter compared to 18.6% for the same period a year ago.


Product Distribution and Directory Publishing Businesses

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                          March 31,                             Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues                        $        494      $       461       $      33               7.2%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                      364              351              13               3.7%
   Selling, general and administrative                  48               39               9              23.1%
   Depreciation and amortization                         4                4               -               -
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                               416              394              22               5.6%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $         78      $        67       $      11              16.4%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      15.8%            14.5%
                                              --- ------------- -- --------------


Net operating revenues increased 7% in the 2001 first quarter compared to the same 2000 period. Nonaffiliated revenues accounted for approximately 60% of revenues in both the 2001 and 2000 first quarters. Nonaffiliated revenues increased 2% in the 2001 first quarter compared to the same 2000 period. The increase in nonaffiliated revenues was mainly due to the consolidation of a directory publishing partnership. Beginning in the 2000 third quarter, the directory publishing partnership, previously accounted for as an equity method investment, was fully consolidated due to a restructuring in the partnership, which resulted in transfer of control to Sprint. The increase in nonaffiliated revenues was partly offset by a decline in equipment sales due to a loss of a customer contract in the second half of 2000.

Affiliated revenues increased 18% in the 2001 first quarter compared to the same 2000 period reflecting a change in the mix of the local division's capital program to more network equipment and components. In the 2000 first quarter, affiliate sales were lower because the local division generally purchased electronics and software directly from manufacturers.

Operating expenses increased 6% in the 2001 first quarter compared to the same 2000 period reflecting increased SG&A expense and costs of services and products due to the consolidation of the directory publishing partnership.

--------------------------------------------------------------------------------
Nonoperating Items
--------------------------------------------------------------------------------

Interest Expense

Interest expense on borrowings incurred by Sprint and allocated to the PCS Group is based on rates the PCS Group would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. The difference between Sprint's actual interest rates and the rates charged to the PCS Group is reflected as a reduction in the FON Group's interest expense as follows:

                                     Quarters Ended
                                        March 31,
                                 ------------------------
                                     2001        2000
---------------------------------------------------------
                                       (millions)
FON Group interest costs         $      91   $      97
Credit from the PCS Group              (64)        (58)
                                 ------------------------
Interest expense                 $      27   $      39
                                 ------------------------


The FON Group's effective interest rate on long-term debt was 7.4% in the 2001 first quarter and 7.6% in the 2000 first quarter. The decrease mainly reflects the retirement of debt with higher interest rates. Interest costs on short-term borrowings classified as long-term debt, intergroup borrowings, deferred compensation plans, customer deposits, and the credit from the PCS Group detailed above have been excluded so as not to distort the effective interest rate on long-term debt.

Other Income, Net

Other income (expense) consisted of the following:

                                   Quarters Ended
                                     March 31,
                               -----------------------
                                   2001        2000
------------------------------------------------------
                                     (millions)
Dividend and interest income   $    13     $    11
Equity in net losses of            (11)        (25)
affiliates
Net gains from investments           -          26
Other, net                           3          (5)
------------------------------------------------------

Total                          $     5     $     7
                               -----------------------


Dividend and interest income for both the 2001 and 2000 first quarter reflects dividends earned on cost method investments and interest earned on temporary investments.

In the 2001 first quarter, investments accounted for using the equity method consisted primarily of the FON Group's investments in Intelig, a long distance provider in Brazil, and other strategic investments. In the 2000 first quarter, investments accounted for using the equity method also included the FON Group's investments in EarthLink, Inc., an Internet service provider, and Call-Net, a long distance operation in Canada.

Net gains from investments in the 2000 first quarter mainly include a gain associated with equity securities used to retire debt instruments offset by net losses on miscellaneous investment activities.

Income Taxes

See Note 3 of Condensed Notes to Combined Financial Statements for information about the differences that caused the effective income tax rates to vary from the federal statutory rate for income taxes related to continuing operations.

Discontinued Operation, Net

In the 2000 first quarter, Sprint sold its interest in Global One to France Telecom and Deutsche Telekom AG.

Sprint received $1.1 billion in cash and was repaid $276 million for advances for its entire stake in Global One. As a result of Sprint's sale of its interest in Global One, the FON Group's gain on sale has been reported as a discontinued operation. The FON Group recorded an after-tax gain related to the sale of Sprint's interest in Global One of $675 million in the first quarter of 2000.

Extraordinary Item, Net

In the 2001 first quarter, Sprint repaid, prior to scheduled maturities, $18 million of first mortgage bonds. These bonds had an interest rate of 9.9%. This resulted in a $1 million after-tax extraordinary loss for the FON Group.

--------------------------------------------------------------------------------
Financial Condition
--------------------------------------------------------------------------------

                           March 31,    December 31,
                             2001           2000
------------------------------------------------------
                                 (millions)
Combined assets       $      24,029    $    23,649
                      --------------------------------


The FON Group's combined assets increased $380 million in the 2001 first quarter. Net property, plant and equipment increased $527 million reflecting capital expenditures to support the build-out of the Internet protocol network, long distance and local network enhancements, and Sprint ION development and hardware deployment, partly offset by depreciation. Offsetting decreases in the FON Group's combined assets primarily reflect a reduction in current assets. See "Liquidity and Capital Resources" for more information about changes in the FON Group's Combined Balance Sheets.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
--------------------------------------------------------------------------------

Sprint's Board of Directors has the power to make determinations that may impact the financial and liquidity position of each of the tracking stock groups. This power includes the ability to prioritize the use of capital and debt capacity, to determine cash management policies and to make decisions regarding the timing and amount of capital expenditures. The actions of the Board of Directors are subject to its fiduciary duties to all shareholders of Sprint, and not just to the holders of a particular class of common stock. Given the above, it may be difficult for investors to assess each group's liquidity and capital resources and in turn the future prospects of each group based on past performance.

Operating Activities

                                Quarters Ended
                                  March 31,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   by operating        $      616     $      1,023
   activities
                       -------------------------------


Operating cash flows decreased $407 million in the 2001 first quarter mainly reflecting increases in working capital requirements and a decline in the FON Group's operating results.

Investing Activities

                                Quarters Ended
                                  March 31,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows used by
   investing           $   (1,153)    $       (413)
   activities
                       -------------------------------


Capital expenditures totaled $1.1 billion in the 2001 first quarter and $758 million in the same 2000 period. Global markets division capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related services and upgrade capabilities for providing new products and services and to continue development and hardware deployment for Sprint ION. The local division incurred capital expenditures to accommodate voice grade equivalent growth, expand capabilities for providing enhanced services and continue the build-out of high-speed DSL services. Other FON Group capital expenditures were incurred for Sprint's World Headquarters Campus.

In February 2000, the FON Group received $1.4 billion from the sale of its investment in Global One.

"Investments in and loans to affiliates, net" consisted mainly of the FON Group's investments in EarthLink and Intelig.

Financing Activities

                                Quarters Ended
                                  March 31,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   (used) by
   financing           $      475     $       (519)
   activities
                       -------------------------------


Financing activities in the 2001 first quarter mainly reflect net borrowings of $606 million compared to net payments on borrowings of $381 million in the same 2000 period.

The FON Group paid cash dividends of $105 million in both the 2001 and 2000 first quarter periods.


Capital Requirements

The FON Group's 2001 investing activities, mainly consisting of capital expenditures and investments in affiliates, are expected to be $6.0 billion. FON Group capital expenditures are expected to be $5.9 billion in 2001. The global markets division and local division will require the majority of this total. Investments in affiliates are expected to require cash of approximately $100 million. Dividend payments are expected to approximate $440 million.

Sprint's tax sharing agreement provides for the allocation of income taxes between the FON Group and the PCS Group. Sprint expects the FON Group to continue to make significant payments to the PCS Group under this agreement because of expected PCS Group operating losses.

The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's board of directors will adopt a tax sharing arrangement that will be designed to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

                      Supplemental Information -- Annex II



                                Sprint PCS Group
                         Combined Financial Information













The PCS Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the PCS Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.


COMBINED STATEMENTS OF OPERATIONS (Unaudited)                                                      Sprint PCS Group
(millions)                                                                        (an integrated business of Sprint
                                                                                                       Corporation)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Quarters Ended March 31,                                                                 2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Operating Revenues                                                            $      2,051     $       1,220
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Expenses
   Costs of services and products                                                        1,134               894
   Selling, general and administrative                                                     664               507
   Depreciation                                                                            401               289
   Amortization                                                                            134               132
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

   Total operating expenses                                                              2,333             1,822
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Loss                                                                            (282)             (602)

Interest expense                                                                          (285)             (220)
Other income (expense), net                                                                (20)               26
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Loss from continuing operations before
   income taxes                                                                           (587)             (796)

Income tax benefit                                                                         194               286
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Loss from continuing operations                                                           (393)             (510)
Extraordinary items, net                                                                     -                (3)
Cumulative effect of change in
   accounting principle, net                                                                 2                 -
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Loss                                                                          $       (391)    $        (513)
                                                                                  -- ------------- --- -------------




























                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF COMPREHENSIVE LOSS                                                           Sprint PCS Group
(Unaudited)                                                                               (an integrated business of
                                                                                                 Sprint Corporation)
(millions)
--------------------------------------------- ----------------- ----------------- ---------------- --- -------------
Quarters Ended March 31,                                                               2001              2000
--------------------------------------------- ----------------- ----------------- ---------------- --- -------------

Net Loss                                                                          $      (391)     $       (513)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Other Comprehensive Income (Loss)

Unrealized holding gains on securities                                                      -                 3
Income tax expense                                                                          -                (1)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Total other comprehensive income                                                            -                 2
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Comprehensive Loss                                                                $      (391)     $       (511)
                                                                                  -- ------------- --- -------------











































                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED BALANCE SHEETS                                                                                Sprint PCS Group
(millions)                                                               (an integrated business of Sprint Corporation)
------------------------------------------------------------------------------------------------------------------------
                                                                                         March 31,       December 31,
                                                                                           2001              2000
------------------------------------------------------------------------------------------------------------------------
                                                                                        (Unaudited)
Assets
    Current assets
      Cash and equivalents                                                             $        120      $        117
      Accounts receivable, net of allowance for doubtful
        accounts of $120 and $96                                                                920               902
      Inventories                                                                               570               515
      Prepaid expenses                                                                          126                90
      Current tax benefit receivable from the FON Group                                         103                26
      Other                                                                                      97               200
-------------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                    1,936             1,850

    Property, plant and equipment
      Network equipment                                                                       8,057             7,540
      Construction work in progress                                                           1,664             1,713
      Buildings and leasehold improvements                                                    2,215             2,108
      Other                                                                                     811               756
-------------------------------------------------------------------------------------------------------------------------
      Total property, plant and equipment                                                    12,747            12,117
      Accumulated depreciation                                                               (2,985)           (2,595)
-------------------------------------------------------------------------------------------------------------------------
      Net property, plant and equipment                                                       9,762             9,522

    Investments in affiliates                                                                   162               148

    Intangible assets
      Goodwill                                                                                4,548             4,548
      PCS licenses                                                                            3,059             3,059
      Customer base                                                                             745               747
      Microwave relocation costs                                                                405               411
      Other                                                                                      46                46
-------------------------------------------------------------------------------------------------------------------------
      Total intangible assets                                                                 8,803             8,811
      Accumulated amortization                                                               (1,209)           (1,077)
-------------------------------------------------------------------------------------------------------------------------
      Net intangible assets                                                                   7,594             7,734
    Other                                                                                       511               509
-------------------------------------------------------------------------------------------------------------------------
    Total                                                                              $     19,965      $     19,763
-------------------------------------------------------------------------------------------------------------------------

Liabilities and Combined Attributed Net Assets
    Current liabilities
       Short-term borrowings including current maturities of long-term debt             $        678     $        244
       Accounts payable                                                                          458              687
       Construction obligations                                                                  896              997
       Accrued taxes                                                                             212              203
       Accrued interest                                                                          288              119
       Payables to the FON Group                                                                 257              296
       Other                                                                                     854              846
-------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                               3,643            3,392

    Long-term debt and capital lease obligations                                              14,463           14,136

    Deferred credits and other liabilities
       Deferred income taxes                                                                      24               90
       Other                                                                                     271              253
-------------------------------------------------------------------------------------------------------------------------
      Total deferred credits and other liabilities                                               295              343

    Redeemable preferred stock                                                                   526              526

    Combined attributed net assets                                                             1,038            1,366
-------------------------------------------------------------------------------------------------------------------------

    Total                                                                               $     19,965     $     19,763
-------------------------------------------------------------------------------------------------------------------------

                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF CASH FLOWS (Unaudited)                                                         Sprint PCS Group
(millions)                                                              (an integrated business of Sprint Corporation)
------------------------------------------------------------------ ----------------- ----------------- ----------------
Quarters Ended March 31,                                                                   2001             2000
------------------------------------------------------------------ ----------------- ----------------- ----------------


Operating Activities

Net loss                                                                              $     (391)      $     (513)
Adjustments to reconcile net loss to net cash used by
   operating activities:
     Equity in net losses of affiliates                                                       34                -
     Depreciation and amortization                                                           535              421
     Deferred income taxes                                                                   (79)              60
     Changes in assets and liabilities:
         Accounts receivable, net                                                            (18)              (1)
         Inventories and other current assets                                                (36)             (18)
         Accounts payable and other current liabilities                                     (129)              20
         Current tax benefit receivable from the FON Group                                   (77)            (154)
         Receivables from and payables to the FON Group, net                                 (42)              88
         Noncurrent assets and liabilities, net                                               21               17
     Other, net                                                                                7              (13)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash used by operating activities                                                       (175)             (93)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------


Investing Activities

Capital expenditures                                                                        (655)            (693)
Other, net                                                                                    23              122
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash used by investing activities                                                       (632)            (571)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------


Financing Activities

Proceeds from debt                                                                         2,400                -
Payments on debt                                                                          (1,641)            (370)
Dividends paid                                                                                (4)              (4)
Proceeds from common stock issued                                                              6               30
Advances from the FON Group                                                                    -              928
Other, net                                                                                    49              119
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash provided by financing activities                                                    810              703
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Increase in Cash and Equivalents                                                               3               39
Cash and Equivalents at Beginning of Period                                                  117               16
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Cash and Equivalents at End of Period                                                 $      120       $       55
                                                                                     --- ------------- -- -------------















                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).

CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS                Sprint PCS Group
(Unaudited)                                           (an integrated business of
                                                              Sprint Corporation

The information in this supplement has been prepared according to Securities and Exchange Commission (SEC) rules and regulations. In our opinion, the combined interim financial statements reflect all adjustments, consisting only of normal recurring accruals, needed to fairly present the PCS Group's combined financial position, results of operations, cash flows and comprehensive loss. The combined financial information is provided as additional disclosure to investors regarding the operations of the PCS Group.

Certain information and footnote disclosures normally included in combined financial statements prepared according to accounting principles generally accepted in the United States have been condensed or omitted. As a result, you should read these financial statements along with Sprint Corporation's 2000 Form 10-KA. Operating results for the 2001 year-to-date period do not necessarily represent the results that may be expected for the year ending December 31, 2001.

--------------------------------------------------------------------------------
1. Basis of Combination and Presentation
--------------------------------------------------------------------------------

FON common stock and PCS common stock are intended to reflect the performance of the FON and PCS groups. However, they are classes of common stock of Sprint, not of the group they are intended to track. Accordingly, the PCS stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON stock is intended to reflect the financial results and economic value of the global markets division, the local division, and the product distribution and directory publishing businesses.

The combined FON Group financial statements, together with the combined PCS Group financial statements, include all the accounts in Sprint's consolidated financial statements prior to inter-group eliminations. The combined financial statements for each group are prepared in accordance with accounting principles generally accepted in the United States.

Investments in entities in which the PCS Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 2).

Transactions between the PCS Group and the FON Group have not been eliminated in the combined financial statements of either group.

The PCS Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the PCS Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.

Investors in PCS stock are shareholders of Sprint and are subject to the risks related to an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. The assets and liabilities allocated by Sprint's Board to the PCS Group remain assets and liabilities of Sprint Corporation and are therefore subject to the claims of Sprint's creditors generally. In the event of the liquidation or winding up of Sprint Corporation, assets of Sprint remaining for distribution to Sprint's common shareholders will be distributed to holders of PCS stock based on the liquidation value of such shares as provided in Sprint's articles of incorporation, which may differ from the Board's allocation of assets and liabilities among the groups. The Board of Directors of Sprint may, subject to the restrictions in Sprint's articles of incorporation, change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

The PCS Group combined financial statements are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or group equity as previously reported.

Allocation of Shared Services

Sprint directly assigns, where possible, certain general and administrative costs to the FON Group and the PCS Group based on their actual use of those services. Where direct assignment of costs is not possible, or practical, Sprint uses other indirect methods, including time studies, to estimate the assignment of costs to each group. Cost allocation methods other than time studies include factors (general, marketing or headcount) derived from the operating unit's relative share of the predefined category referenced (e.g. headcount). Sprint believes that the costs allocated are comparable to the costs that would be incurred if the groups would have been operating on a stand-alone basis. The allocation of shared services may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Federal and State Income Taxes

Sprint files a consolidated federal income tax return and certain state income tax returns which include FON Group and PCS Group results. In connection with the PCS Restructuring, Sprint adopted a tax sharing agreement which provides for the allocation of income taxes between the two groups. The FON Group's income taxes are calculated as if it files returns which exclude the PCS Group. The PCS Group's income taxes reflect the PCS Group's incremental cumulative impact on Sprint's consolidated income taxes. Intergroup tax payments are satisfied on the date Sprint's related tax payment is due to or the refund is received from the applicable tax authority.

The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's Board of Directors will adopt a tax sharing arrangement that will be designed to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

Allocation of Group Financing

Financing activities for the groups are managed by Sprint on a centralized basis. Debt incurred by Sprint on behalf of the groups is specifically allocated to and reflected in the financial statements of the applicable group. Interest expense is allocated to the PCS Group based on an interest rate that is substantially equal to the rate it would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. That interest rate is higher than the rate Sprint obtains on borrowings. The difference between Sprint's actual interest rate and the rate charged to the PCS Group is reflected as a reduction in the FON Group's interest expense.

Under Sprint's centralized cash management program, one group may advance funds to the other group. These advances are accounted for as short-term borrowings between the groups and bear interest at a market rate that is substantially equal to the rate that group would be able to obtain from third parties on a short-term basis.

The allocation of group financing activities may change at the discretion of Sprint and does not require shareholder approval.

--------------------------------------------------------------------------------
2. Investment
--------------------------------------------------------------------------------

At the end of March 2001, investments accounted for using the equity method consisted of the PCS Group's investment in Pegaso Telecomunicaciones, S.A. de C.V., a wireless PCS operation in Mexico, and another strategic investment. In the 2000 first quarter, the PCS group did not have any equity investments. Unaudited, summarized financial information (100% basis) of these entities was as follows:

                                        Quarter Ended
                                          March 31,
                                             2001
-------------------------------------------------------
                                          (millions)
Results of operations
   Net operating revenues            $          35
                                     ------------------
   Operating loss                    $         (60)
                                     ------------------
   Net loss                          $         (98)
                                     ------------------
Equity in net loss of
   affiliate                         $         (34)
                                     ------------------


--------------------------------------------------------------------------------
3. Income Taxes
--------------------------------------------------------------------------------

The differences that caused the PCS Group's effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

                                   Quarters Ended
                                     March 31,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Income tax benefit at the
   federal statutory rate     $  (205)    $    (279)
Effect of:
   State income taxes, net
     of federal income tax        (11)          (17)
     effect
   Equity in loss of foreign
     affiliate                     13             -
   Goodwill amortization           10            10
   Other, net                      (1)            -
-------------------------------------------------------

Income tax benefit            $  (194)    $    (286)
                              -------------------------

Effective income tax rate         33.0%        35.9%
                              -------------------------

--------------------------------------------------------------------------------
4.  Cumulative Effect of Change in Accounting Principle
--------------------------------------------------------------------------------

Accounting Standard

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated based on the exposures hedged. Changes in fair value of derivatives designated as fair value hedges are recognized in earnings along with fair value changes of the hedged item. Changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Changes in fair value of derivative instruments that do not qualify for hedge relationship designation are recognized in earnings.

Risk Management Policies

Sprint selectively enters into interest rate swap and cap agreements to manage its exposure to interest rate changes on its debt. Sprint also enters into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Sprint's derivative transactions are used principally for hedging purposes and comply with Board-approved policies.

Sprint enters into interest rate swap agreements to minimize exposure to interest rate movements and achieve an optimal mixture of floating and fixed rate debt while minimizing liquidity risk. The interest rate swap agreements designated as fair value hedges effectively convert Sprint's fixed rate debt to a floating rate by receiving fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount.

Sprint enters into interest rate swap agreements designated as cash flow hedges to reduce the impact of interest rate movements on future interest expense by effectively converting a portion of its floating rate debt to a fixed rate.

In certain business transactions, Sprint is granted warrants to purchase the securities of other companies at fixed rates. These warrants are supplemental to the terms of the business transactions and are not designated as hedging instruments.

Sprint's foreign exchange risk management program focuses on reducing transaction exposure to optimize consolidated cash flow. Sprint's primary transaction exposure results from net payments made to overseas telecommunications companies for completing international calls made by Sprint's domestic customers. Forward contracts, which function as natural hedges, are used to offset the impact of foreign currency fluctuations in these payments.

Adoption of the Accounting Standard

The derivative instruments held by the PCS Group at the adoption of SFAS No. 133 are stock warrants. The stock warrants are not designated as hedging instruments and changes in the fair values of these derivative instruments are recognized in earnings during the period of change. Forward contracts held during the period are not designated as hedges and, accordingly, not affected by the adoption of SFAS No. 133.

The adoption of SFAS No. 133 on January 1, 2001 resulted in a cumulative reduction in the net loss of $2 million (net of tax of $1 million). The reduction of the net loss was due to changes in the fair value of warrants that are not designated as hedging instruments and is recorded as a cumulative effect of change in accounting principle, net on the combined statements of operations.

The PCS Group recorded a net derivative gain in earnings of $0.3 million (net of tax of $0.2 million) for the 2001 first quarter due to changes in the fair value of the stock warrants that are not designated as hedging instruments. The net derivative gain is included in other income (expense), net on the combined statements of operations.

--------------------------------------------------------------------------------
5.  Debt and Capital Lease Obligations
--------------------------------------------------------------------------------

Sprint reclassifies short-term borrowings to long-term debt because of Sprint's intent and ability to refinance these borrowings on a long-term basis. The amount reclassified is limited to the long-term portion of Sprint's unused credit facilities. At the end of March 2001, short-term borrowings exceeded the long-term portion of those unused credit facilities. Accordingly, $430 million of commercial paper borrowings allocated to the PCS Group remained in current liabilities.

In January 2001, Sprint allocated to the PCS Group $2.4 billion of debt consisting of notes with 5 year and 10 year maturities. These notes have interest rates ranging from 8.2% to 9.0%, which are based on rates the PCS Group would have been able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guarantee by Sprint or any member of the FON Group.

--------------------------------------------------------------------------------
6. Combined Attributed Net Assets
--------------------------------------------------------------------------------

                                        Quarter Ended
                                          March 31,
                                             2001
-------------------------------------------------------
                                          (millions)
Beginning balance                    $       1,366
Net loss                                      (391)
Dividends                                       (4)
Common stock issued                             39
Tax benefit of stock
   compensation                                  3
Other, net                                      25
-------------------------------------------------------

Ending balance                       $       1,038
                                     ------------------


--------------------------------------------------------------------------------
7. Litigation, Claims and Assessments
--------------------------------------------------------------------------------

PCS shareholders are subject to all of the risks related to an investment in Sprint and the PCS Group, including the effects of any legal proceedings and claims against the FON Group.

In December 2000, Amalgamated Bank, an institutional shareholder, filed a derivative action purportedly on behalf of Sprint against certain of its current and former officers and directors in the Jackson County, Missouri, Circuit Court. The complaint alleges that the individual defendants breached their fiduciary duties to Sprint and were unjustly enriched by making undisclosed amendments to Sprint's stock option plans, by failing to disclose certain information concerning regulatory approval of the proposed merger of Sprint and WorldCom, and by overstating Sprint's earnings for the first quarter of 2000. The plaintiff seeks damages, to be paid to Sprint, in an unspecified amount. Two additional, substantially identical, derivative actions by other shareholders have been filed.

Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not be material to the PCS Group's combined financial statements.

--------------------------------------------------------------------------------
8. Supplemental Cash Flows Information
--------------------------------------------------------------------------------

The PCS Group's cash paid (received) for interest and income taxes was as follows:

                                   Quarters Ended
                                      March 31
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Interest (net of capitalized
   interest)                  $     104   $      87
                              -------------------------
Income taxes                  $     (44)  $    (265)
                              -------------------------


The PCS Group's noncash activities included the following:

                                   Quarters Ended
                                     March 31,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Common stock issued under
   employee stock benefit
   plans                      $      34   $      40
                              -------------------------
Tax benefit from stock
   compensation               $       3   $      30
                              -------------------------
Stock received for stock
   options exercised          $       1   $       6
                              -------------------------


--------------------------------------------------------------------------------
9. Merger Termination
--------------------------------------------------------------------------------

On July 13, 2000, Sprint and WorldCom, Inc. announced that the boards of directors of both companies terminated their merger agreement, previously announced in October 1999, as a result of regulatory opposition to the merger.

--------------------------------------------------------------------------------
10.  Recently Issued Accounting Pronouncement
--------------------------------------------------------------------------------

In September 2000, the Financial Accounting Standards Board issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and provides consistent standards for distinguishing transfers from sales and secured borrowings. This statement is effective for transactions occurring after March 31, 2001 and is not expected to have a material impact on the PCS Group's combined financial statements.

--------------------------------------------------------------------------------
11.  Subsequent Event
--------------------------------------------------------------------------------

At the Annual Meeting of Shareholders of Sprint held on April 17, 2001, the shareholders approved an amendment to Sprint's Articles of Incorporation to

     o increase the authorized shares of Series 1 PCS Common Stock from 1.25 billion shares to 3 billion shares,

     o increase the authorized shares of Series 2 PCS Common Stock from 500 million shares to 1 billion shares, and

     o    increase the total number of shares of  authorized  capital stock from
          6.77 billion shares to 9.02 billion shares.

MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION                  Sprint PCS Group
AND RESULTS OF OPERATIONS                             (an integrated business of
                                                             Sprint Corporation)
--------------------------------------------------------------------------------
Forward-looking Information
--------------------------------------------------------------------------------

Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

     o the effects of vigorous competition in the markets in which Sprint operates;

     o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;

     o the ability of the PCS Group to continue to grow a significant market presence;

     o    the    effects   of   mergers    and    consolidations    within   the
          telecommunications industry;

     o    the uncertainties related to Sprint's strategic investments;

     o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;

     o    unexpected results of litigation filed against Sprint;

     o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and

     o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found throughout MD&A. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this report or unforeseen events.

--------------------------------------------------------------------------------
Sprint PCS Group
--------------------------------------------------------------------------------

Operating Segments

Sprint's business is divided into four lines of business: the global markets division, the local division, the product distribution and directory publishing businesses, and the PCS wireless telephony products and services business. The FON Group includes the global markets division, the local division and the product distribution and directory publishing businesses, and the PCS Group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division and the product distribution and directory publishing businesses.

Board Discretion Regarding Tracking Stocks

Sprint's Board has the discretion to, among other things, make operating and financial decisions that could favor one group over the other and, subject to the restrictions in Sprint's articles of incorporation, to change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Under the applicable corporate law, Sprint's Board owes it fiduciary duties to all of Sprint's shareholders and there is no board of directors that owes separate duties to the holders of either the FON common stock or the PCS common stock. The Tracking Stock Policies provide that the Board, in resolving material matters in which the holders of FON common stock and PCS common stock have potentially divergent interests, will act in the best interests of Sprint and all of its common shareholders after giving fair consideration to the potentially divergent interests of the holders of the separate classes of Sprint common stock. These policies may be changed by the Board without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

PCS Group

The PCS Group includes Sprint's wireless PCS operations. It operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide using a single frequency and a single technology. The PCS Group operates PCS systems in over 300 metropolitan markets, including the 50 largest U.S. metropolitan areas. The PCS Group has licenses to provide service to the entire United States population including Puerto Rico and the U.S. Virgin Islands. The service offered by the PCS Group and its affiliates now reaches more than 225 million people. The PCS Group provides nationwide service through:

     o    operating its own digital network in major U.S. metropolitan areas,

     o affiliating with other companies, mainly in and around smaller U.S. metropolitan areas,

     o    roaming  on  other   providers'   analog   cellular   networks   using
          dual-band/dual-mode handsets, and

     o roaming on other providers' digital PCS networks that use code division multiple access (CDMA).

The PCS Group also provides wholesale PCS services to companies that resell the services to their customers on a retail basis. These companies pay the PCS Group a discounted price for their customers' usage, but bear the costs of acquisition and customer service.

The wireless industry, including the PCS Group, typically generates a higher number of subscriber additions and handset sales in the fourth quarter of each year compared to the remaining quarters. This is due to the use of retail distribution, which is dependent on the holiday shopping season; the timing of new products and service introductions; and aggressive marketing and sales promotions.


-------------------------------------------------------------------------------------------------------------------
Results of Operations
-------------------------------------------------------------------------------------------------------------------


                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                           March 31,                            Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $    2,051       $    1,220        $       831            68.1%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                   1,134              894                240            26.8%
   Selling, general and administrative                664              507                157            31.0%
   Depreciation and amortization                      535              421                114            27.1%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                            2,333            1,822                511            28.0%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating loss                                 $     (282)      $     (602)       $       320            53.2%
                                               -- ------------- -- -------------- -- -------------

Operating income (loss) before depreciation
   and amortization                            $      253       $     (181)       $       434             NM
                                               -- ------------- -- -------------- -- -------------

NM = Not meaningful

The PCS Group markets its products through multiple distribution channels, including its own retail stores as well as other retail outlets. Equipment sales to one retail chain and the subsequent service revenues generated by sales to its customers accounted for 23% of net operating revenues in the 2001 first quarter. These revenues were 24% of net operating revenues in the 2000 first quarter.

Net Operating Revenues

                                     Quarters Ended
                                       March 31,
                                  ---------------------
                                     2001       2000
-------------------------------------------------------

Customers
   (millions)                          10.4       6.6
                                  ---------------------
Average monthly
   service revenue
   per user (ARPU)                $     60  $     57
                                  ---------------------
Customer churn rate                     2.5%      2.9%
                                  ---------------------


The PCS Group's net operating revenues include subscriber revenues and sales of handsets and accessory equipment. Subscriber revenues consist of monthly recurring charges, usage charges and activation fees. Subscriber revenues increased 76% in the 2001 first quarter from the same 2000 period mainly reflecting an increase in the average number of customers and an increase in ARPU. The PCS Group added 826,000 customers in the 2001 first quarter before the sale of 14,000 customers to an affiliate, ending the quarter with nearly 10.4 million customers compared to 6.6 million customers at the end of the 2000 first quarter. ARPU was $60 for the 2001 first quarter compared to $57 in the 2000 first quarter. The increase in ARPU was mainly due to the implementation of activation charges in the 2000 second quarter and customers subscribing to higher usage service plans. Subscriber revenues were also aided by the increase in resale customers. The companies that the PCS Group serves on a wholesale basis added 49,000 customers in the 2001 first quarter ending the quarter with approximately 359,000 customers compared to approximately 77,000 customers at the end of the 2000 first quarter.

In the 2001 first quarter, the customer churn rate improved reflecting expanded network coverage, increased percentage of customers under contract and the success of several customer retention initiatives.

Revenues from sales of handsets and accessories were approximately 10% of net operating revenues in the 2001 first quarter. These revenues as a percentage of net operating revenues were approximately 14% in the 2000 first quarter. As part of the PCS Group's marketing plans, handsets are normally sold at prices below the PCS Group's cost.


Operating Expenses

                                     Quarters Ended
                                       March 31,
                                  ---------------------
                                     2001       2000
-------------------------------------------------------

Acquisition costs per
   gross customer
   addition (CPGA)                $   360   $   390
                                  ---------------------
Monthly cash costs per
   user (CCPU)                    $    34   $    37
                                  ---------------------

The PCS Group's costs of services and products mainly include handset and accessory costs, switch and cell site expenses and other network-related costs. These costs increased 27% in the 2001 first quarter from the same 2000 period reflecting an increase in the average number of customers and expanded market coverage.

SG&A expense mainly includes marketing costs to promote products and services as well as salary and benefit costs. SG&A expense increased 31% in the 2001 first quarter from the same 2000 period reflecting an expanded workforce to support subscriber growth and increased marketing and selling costs.

CPGA,   including   equipment  subsidies  and  marketing  costs,  have  improved approximately 8% in the 2001 first quarter from the same 2000 period. Lower equipment costs contributed to the improvement.

CCPU consists of costs of service revenues, service delivery and other general and administrative costs. CCPU decreased approximately 7% in the 2001 first quarter from the same 2000 period. The improvements reflect successful expense management and scale benefits resulting from the increased customer base.

Depreciation and amortization expense consists mainly of depreciation of network assets and amortization of intangible assets. The intangible assets include goodwill, PCS licenses, customer base, microwave relocation costs and assembled workforce, which are being amortized over 30 months to 40 years.

Depreciation and amortization expense increased 27% in the 2001 first quarter from the same 2000 period mainly reflecting depreciation of the network assets placed in service during 2001 and 2000. Additionally, depreciation of certain network assets was increased in the 2001 first quarter to reflect the accelerated replacement of the assets to accommodate network technology upgrades.

--------------------------------------------------------------------------------
Nonoperating Items
--------------------------------------------------------------------------------

Interest Expense

The PCS Group's effective interest rate on long-term debt was 8.7% in the 2001 first quarter and 8.6% in the 2000 first quarter. Interest costs on short-term borrowings classified as long-term debt, intergroup borrowings and deferred compensation plans have been excluded so as not to distort the PCS Group's effective interest rate on long-term debt.

Interest expense on borrowings incurred by Sprint and allocated to the PCS Group is based on rates the PCS Group would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. The PCS Group's interest expense includes $64 million in the 2001 first quarter and $58 million in the 2000 first quarter resulting from the difference between Sprint's actual interest rates and the rates charged to the PCS Group. These costs are derived from both long-term and short-term borrowings. Only the long-term portion of these costs are in the effective interest rates above.

Other Income (Expense), Net

Other income (expense) consisted of the following:

                                 Quarters Ended
                                    March 31,
                              ----------------------
                                  2001       2000
----------------------------------------------------
                                   (millions)
Dividend and interest income  $     1    $     -
Equity in net losses of
   affiliates                     (34)         -
Gains on sales of assets           10         28
Other, net                          3         (2)
----------------------------------------------------

Total                         $   (20)   $    26
                              ----------------------


In the 2001 first quarter, investments accounted for using the equity method consisted of the PCS Group's investment in Pegaso Telecomunicaciones, S.A. de C.V., a wireless PCS operation in Mexico, and another strategic investment. In the 2000 first quarter, the PCS group did not have any equity investments.

Gains on sales of assets in both the 2001 and 2000 first quarter reflect the sales of certain wireless customers and associated network infrastructure.

Income Taxes

See Note 3 of Condensed Notes to Combined Financial Statements for the differences that caused the effective income tax rates to vary from the federal statutory rate for income taxes related to continuing operations.

Extraordinary Items, Net

In the 2000 first quarter, Sprint repaid, prior to scheduled maturities, $127 million of the PCS Group's notes payable to the FCC. These notes had an interest rate of 7.8%. This resulted in a $3 million after-tax extraordinary loss.

--------------------------------------------------------------------------------
Financial Condition
--------------------------------------------------------------------------------

                          March 31,    December 31,
                             2001          2000
------------------------------------------------------
                                (millions)
Combined assets       $      19,965   $     19,763
                      --------------------------------


The PCS Group's combined assets increased $202 million in the 2001 first quarter. Net property, plant and equipment increased $240 million mainly reflecting capital expenditures to support the PCS network buildout and expansion, partly offset by depreciation and network asset sales. The current tax benefit receivable from the FON Group increased $77 million reflecting the PCS Group's 2001 year-to-date current income tax benefit recognized, offset by payments from the FON Group during the period. Sprint's tax sharing agreement provides for the allocation of income taxes between the FON Group and the PCS Group. Offsetting decreases in the PCS Group's combined assets primarily reflect amortization of goodwill and other intangible assets. See "Liquidity and Capital Resources" for more information about changes in the PCS Group's Combined Balance Sheets.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
--------------------------------------------------------------------------------

Sprint's Board of Directors has the power to make determinations that may impact the financial and liquidity position of each of the tracking stock groups. This power includes the ability to prioritize the use of capital and debt capacity, to determine cash management policies and to make decisions regarding the timing and amount of capital expenditures. The actions of the Board of Directors are subject to its fiduciary duties to all shareholders of Sprint, and not just to the holders of a particular class of common stock. Given the above, it may be difficult for investors to assess each group's liquidity and capital resources and in turn the future prospects of each group based on past performance.

Operating Activities

                                Quarters Ended
                                  March 31,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows used by
   operating
   activities          $     (175)    $        (93)
                       -------------------------------


Operating cash flows decreased $82 million in the 2001 first quarter primarily reflecting an increase in working capital requirements partly offset by improved operating results.

Investing Activities

                                Quarters Ended
                                  March 31,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows used by
   investing           $     (632)    $       (571)
   activities
                       -------------------------------


Capital expenditures, which are the PCS Group's largest investing activity, totaled $655 million in the 2001 first quarter, compared to $693 million in the 2000 first quarter. Capital expenditures in both years were mainly for the continued buildout and expansion of the PCS network.


Financing Activities

                                Quarters Ended
                                  March 31,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   by financing
   activities          $     810      $      703
                       -------------------------------


In the 2001 first quarter, financing activities mainly reflect net borrowings of $759 million used mainly to fund capital requirements. In the 2000 first quarter, financing activities mainly reflect advances from the FON Group of $928 million used primarily to fund capital requirements and repay existing debt.

Capital Requirements

The PCS Group's 2001 investing activities, mainly consisting of capital expenditures and investments in affiliates, are expected to be between $3.7 and $4.0 billion. Capital expenditures are expected to range between $3.3 and $3.5 billion, and investments in affiliates are expected to be between $350 and $450 million.

PCS preferred stock dividend payments are expected to total $15 million in 2001, including payments to the FON Group, in the amount of $8 million, for its preferred intergroup interest.